NEWS RELEASE           FOR IMMEDIATE RELEASE

FOR:  Mylan Laboratories Inc.    For Further Information
     1030 Century Building    CONTACT: Patricia Sunseri
     Pittsburgh, PA  15222       412-232-0100
Mylan Announces Three-for-Two Stock Split

Pittsburgh, PA - January 7, 2003 - Mylan Laboratories Inc. (NYSE: MYL) announced today that the Board of Directors has approved a three-for-two stock split of the Company's common shares. The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional shares will be distributed on January 27, 2003, to holders of record at the close of business on January 17, 2003. Fractional share amounts resulting from the split will be paid to shareholders in cash.

"This represents the tenth stock split in Mylan's history," stated Vice Chairman and CEO, Robert J. Coury. Coury further stated, "This decision is a reflection of the Board of Directors' and management's confidence in Mylan's future. We continue to see strong fundamentals in our core generic business and we expect to continue expansion of our branded business through internal and external opportunities."

Mylan Laboratories Inc. is a leading pharmaceutical company that develops, manufactures and markets generic and proprietary prescription products. Mylan has two operating segments that market an extensive line of generic and branded products through four business units: Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Bertek Pharmaceuticals Inc. For more information about Mylan, visit www.mylan.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. We refer you to the risk factors and other disclosures contained in our periodic SEC filings. We undertake no duty to update our forward-looking statements, even though our situation may change in the future.